Exhibit K-18

                                  [Letterhead]
                               [State of Illinois]
                         [Illinois Commerce Commission]


                                                        150 NORTH LASALLE STREET
                                                                     SUITE C-800
                                                   CHICAGO, ILLINOIS  60601-3104
                                 March 10, 1999             TEL:  (312) 814-2859
                                                            FAX:  (312) 814-1818


[Richard L. Mathias]
[Chairman]

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC   20549

Ladies and Gentlemen:

          We are writing to you with respect to Central Illinois Light Company ("CILCO") and its parent, CILCORP Inc., and the pending merger transaction involving CILCORP Inc. and The AES Corporation.

          We have been advised that The AES Corporation, through its subsidiaries (other than CILCORP Inc. or subsidiaries of CILCORP Inc.), affiliates, or through other entities, currently holds, and intends to continue to hold and acquire, ownership interest in electric and natural gas facilities in one or more foreign countries. We submit this letter pursuant to the requirements of Section 33(a)(2) of the Public Utility Holding Company Act of 1935, as amended (the "Act").

          A 1997 Illinois law implemented changes to historical utility regulation. The law required all regulated electric utilities to reduce their rates to residential consumers in 1998 and, subject to certain specified exceptions, froze such electric rates until 2005. While neither the utilities nor the Illinois Commerce Commission ("Commission") can change bundled electric rates until 2005, the Commission retains jurisdiction to set rates for unbundled delivery service. In addition, electric utilities are subject to other statutory provisions that require a sharing of revenues with consumers if the utility earns more than certain specified thresholds. However, the restructuring legislation gave electric utilities great flexibility in writing down assets and
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Securities and Exchange Commission
Page 2
June 2, 1999


accelerating depreciation, so utilities may be able to avoid triggering the over-earning threshold. Also, the legislation removed Commission authority over the sale, lease or other transfer of assets to affiliated or unaffiliated entities until January 1, 2005. Also, the Commission has jurisdiction over electric and gas delivery system reliability. However, the Commission cannot order a utility to construct additional generation. Finally, while the Commission's authority to approve or disapprove some merger and reorganization transactions has been suspended until 2005, regulated utilities are required to provide the Commission with a 30-day advanced notice of any proposed transaction, with supporting documentation, and to file certain reports thereafter.

          The Illinois Commerce Commission hereby certifies to you that we have the authority and resources to protect Illinois consumers in accordance with the Illinois statutes discussed in the previous paragraph. We intend to exercise such authority.

                                        Sincerely,

                                        Illinois Commerce Commission


                                        /s/ Richard L. Mathias
                                        ----------------------------------------
                                        Richard L. Mathias
                                        Chairman

cc:  Mr. Edward J. Griffin, DeFrees & Fiske
     Mr. Robert W. Wason, Security and Exchange Commission